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PLAYERS NETWORK INC - 8-K                                  Filing Date: 07/25/02
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EXHIBIT 2.2


           The Players Network Terminates Friendly Exchange Offer Agreement

LAS VEGAS, NEVADA, January 3, 2003 - THE PLAYERS NETWORK (OTC/BB PNTV)
LAS VEGAS, Jan. 3 /PRNewswire-FirstCall/ -- The letter agreement proposing a friendly exchange offer between The Players Network (OTC Bulletin Board:
PNTV)("Players") and REB Gaming on behalf of Northfield, Inc. as the proposed acquirer, was not consummated by December 31, 2002. Players elected to terminate the letter agreement. Mark Bradley, President of players said, "We wish REB and Northfield well, but Players must explore other opportunities to engage in a strategic business combination or to raise capital to enhance Players' operations and shareholder value."

ABOUT THE PLAYERS NETWORK

Players operates the first and only 24-hour digital gaming and entertainment cable television channel, which is broadcast directly into hotel and casino guestrooms. Players also owns and operates PlayersNetwork.com, a broadband gaming and entertainment internet portal, which includes original, produced gaming-related content, e-commerce and full-streaming video programming on the World Wide Web. Players' television and internet content targets the 300,000,000 people who visit casino destinations worldwide each year by providing them with gaming-centric information.

Safe Harbor Statement

Forward-looking statements made herein are pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results, performance or developments could differ materially from those expressed or implied by these forward-looking statements as a result of known or unknown risks, uncertainties and other factor described from time to time in the company's filings with the Securities and Exchange Commission, press releases or other communications.





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